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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 Valentis, Inc.
                                 --------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    91913E02
                                 (CUSIP Number)

                                February 18, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Dr. Jeffrey R. Jay, M.D.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

Number of                           5. SOLE VOTING POWER
Shares
Beneficially
Owned by                            6. SHARED VOTING POWER
Each
Reporting                              873,000
Person
                                    7. SOLE DISPOSITIVE POWER


                                    8. SHARED DISPOSITIVE POWER

                                       873,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         873,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                       [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.2%

12.  TYPE OF REPORTING PERSON

         IN


                                       2

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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Biomedical Value Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.

Number of                           5. SOLE VOTING POWER
Shares                                   742,050
Beneficially
Owned by                            6. SHARED VOTING POWER
Each
Reporting
Person
                                    7. SOLE DISPOSITIVE POWER
                                         742,050

                                    8. SHARED DISPOSITIVE POWER



9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         742,050

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                  [ ]

12.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.0%

13.  TYPE OF REPORTING PERSON

         PN



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'



1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Great Point GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.

Number of                           5. SOLE VOTING POWER
Shares
Beneficially
Owned by                            6. SHARED VOTING POWER
Each
Reporting                                742,050
Person
                                    7. SOLE DISPOSITIVE POWER


                                    8. SHARED DISPOSITIVE POWER

                                         742,050

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         742,050

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                       [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.0%

12.  TYPE OF REPORTING PERSON

         OO



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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Biomedical Offshore Value Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands

Number of                           5. SOLE VOTING POWER
Shares                                   130,950
Beneficially
Owned by                            6. SHARED VOTING POWER
Each
Reporting
Person
                                    7. SOLE DISPOSITIVE POWER
                                         130,950

                                    8. SHARED DISPOSITIVE POWER

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         130,950

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                     [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.2%

12.  TYPE OF REPORTING PERSON

         CO



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1.   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Great Point Partners, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) [ ]

         (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.

Number of                           5. SOLE VOTING POWER
Shares
Beneficially
Owned by                            6. SHARED VOTING POWER
Each                                    873,000
Reporting
Person
                                    7. SOLE DISPOSITIVE POWER

                                    8. SHARED DISPOSITIVE POWER

                                        873,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         873,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                   [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.2%

12.  TYPE OF REPORTING PERSON

         OO


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ITEM 1(a) NAME OF ISSUER:

          Valentis, Inc. ("Valentis").

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          863A Mitten Road
          Burlingame, California 94010 U.S.A.


ITEM 2(a) NAME OF PERSON FILING:

          Dr. Jeffrey M. Jay, M.D.
          Biomedical Value Fund, L.P.
          Great Point GP, LLC
          Biomedical Offshore Value Fund, Ltd.
          Great Point Partners, LLC

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          2 Pickwick Plaza
          Suite 450
          Greenwich, CT 06830

ITEM 2(c) CITIZENSHIP:

          Dr. Jeffrey M. Jay, M.D. is a citizen of the United States. Biomedical Value Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Great Point GP, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Offshore Value Fund, Ltd. is a limited liability corporation organized under the laws of the Cayman Islands. Great Point Partners, LLC is a limited liability company organized under the laws of the State of Delaware.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock

ITEM 2(e) CUSIP NUMBER:

          91913E02

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable.



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ITEM 4.   OWNERSHIP (a) THROUGH (c)

          Biomedical Value Fund, L.P. ("BVF") is the direct beneficial owner of 742,050 Common Shares (the "BVF Shares"). Great Point GP, LLC, is the general partner of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Great Point Partners, LLC is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BVF Shares, and therefore is the beneficial owner of the BVF Shares.

          Biomedical Offshore Value Fund, Ltd. ("BOVF") is the direct beneficial owner of 130,950 Common Shares (the "BOVF Shares"). Great Point Partners, LLC is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BOVF Shares, and therefore is the beneficial owner of the BOVF Shares.

          The information in items 1 and 5 through 8 on the cover pages to this
Schedule 13G is hereby incorporated by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]:

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.


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ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.




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SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  February 20, 2004


                                      DR. JEFFREY R. JAY, M.D.

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------


                                      BIOMEDICAL VALUE FUND L.P.

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------
                                                  By Great Point GP, LLC,
                                                    as general partner,
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                    as senior managing member

                                      GREAT POINT GP, LLC

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                    as senior managing member

                                      BIOMEDICAL OFFSHORE VALUE FUND, LTD.

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------
                                                  By Great Point Partners, LLC,
                                                     as investment manager,
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                     as senior managing member

                                      GREAT POINT PARTNERS, LLC

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                     as senior managing member

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                                                                       EXHIBIT A

                             JOINT FILING STATEMENT

          Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date:  February 20, 2004


                                      DR. JEFFREY R. JAY, M.D.

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------


                                      BIOMEDICAL VALUE FUND L.P.

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                 -------------------------------
                                                  By Great Point GP, LLC,
                                                     as general partner,
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                     as senior managing member

                                      GREAT POINT GP, LLC

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                     as senior managing member

                                      BIOMEDICAL OFFSHORE VALUE FUND, LTD.

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------
                                                  By Great Point Partners, LLC,
                                                     as investment manager,
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                     as senior managing member

                                      GREAT POINT PARTNERS, LLC

                                      Signature:  /s/ Dr. Jeffrey R. Jay, M.D.
                                                -------------------------------
                                                  By Dr. Jeffrey R. Jay, M.D.,
                                                     as senior managing member



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